EXHIBIT 99.1

MILACRON	News Release
Manufacturing Technologies

Milacron To Be Sold To Investors

Operations to Continue Worldwide

Company Files Voluntary Chapter 11

BATAVIA, OHIO, March 10, 2009…Milacron Inc. (MZIA. PK), a leading global supplier of plastics-processing technologies and industrial fluids, has reached an agreement in principle with Avenue Capital Group and certain funds and/or accounts managed by DDJ Capital Management LLC, which together hold approximately 78% of the company’s 11½% Senior Notes, in connection with a comprehensive financial restructuring of the company.

The proposed restructuring includes a commitment by Avenue Capital and DDJ to enter into an $80 million debtor in possession (“DIP”) term loan facility, which will provide Milacron with $40 million in new funds.   It also contemplates that Avenue Capital and DDJ, together with eligible Noteholders who accept an invitation to participate in the transaction, would purchase substantially all of the company’s assets.  In return for these assets, the agreement contemplates that, among other things, the participating Noteholders will repay the full debtor-in-possession facilities, including a new revolver, assume certain of the company’s ordinary course liabilities and provide additional consideration to Noteholders who do not participate in the acquisition.  The acquisition is intended to permit Milacron to continue as a going concern with substantially less debt.

Despite aggressive cost reduction and ongoing capacity rationalization over the past several years, severely reduced sales and orders in recent months – precipitated by the ongoing credit crisis and deteriorating global economic conditions – have impacted liquidity to the point that Milacron elected to voluntarily file for Chapter 11 protection in the Southern District of Ohio in Cincinnati and an ancillary proceeding in Canada.  The filings enable Milacron to implement the restructuring and continue to operate its business in the normal course.  The filings include Milacron’s Canadian and U.S. operations only and should not affect the company’s European, Asian or any other non-North American operations.

“Pursuit of these transactions is a positive step that is in the best interests of the company, our employees, customers, suppliers and other constituents,” said Dave Lawrence, Milacron president and chief executive officer.  “Avenue Capital and DDJ’s continued support is indicative of their faith in Milacron’s brands, products and people, each helping to create value in the marketplace. This process will allow the business to withstand current economic conditions as part of a new enterprise with a healthy balance sheet.”

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Milacron Inc. – 4165 Half Acre Rd. – Batavia, Ohio 45103 – 513-536-2000 – www.milacron.com

Milacron To Be Sold To Investors, March 10, 2009

In addition to the $80 million DIP facility with Avenue Capital and DDJ, Milacron has received a $55 million DIP revolving credit facility from General Electric Capital Corporation, which replaces the company’s pre-petition revolver.  Availability under the new revolver is subject to a borrowing base formula.  These DIP facilities are subject to approval by the bankruptcy court.

“We appreciate the ongoing loyalty and support of our employees,” Lawrence said.  “Their dedication and hard work are critical to our success and integral to the future of the company.  I would also like to thank our customers, suppliers and business partners for their continued support during this process.”

The agreement in principle is subject to certain conditions, including execution and delivery of a mutually satisfactory definitive asset purchase agreement as well as bankruptcy court approval.  Upon execution of a definitive purchase agreement, Milacron will solicit competing bids from other potential purchasers and conduct a sales process approved by the bankruptcy court.  Milacron’s assets would be sold to the bidder submitting the highest and best offer.

Information about the Chapter 11 case, including access to court documents, can be obtained at www.kccllc.net/milacron or through a link to this service on www.milacron.com.  More information about the new agreements announced today, as well as fourth quarter 2008 financial results, will be set forth in a Current Report on Form 8-K to be filed by the company with the SEC.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results, including the current ongoing credit crisis, the deteriorating global economy, the potential adverse impact of its Chapter 11 cases on the company’s operations and relationships with customers and suppliers and its ability to enter into and close a definitive asset purchase agreement with the Noteholder Group or another purchaser.  For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.  The company disclaims any obligation to update such forward-looking statements.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call the toll-free investor line: 800-909-6452.

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Contacts

Al Beaupré, Milacron Inc., (513) 536-3572 or 513 (310-2038)  albert.beaupre@milacron.com

Kim Martin Lewis, Dinsmore & Shohl LLP, (513) 977-8200   kim.lewis@dinslaw.com

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Milacron Inc. – 4165 Half Acre Rd. – Batavia, Ohio 45103 – 513-536-2000 – www.milacron.com